Exhibit 99.1

PRESS RELEASE

For more information, contact: Wallace D. Ruiz, Chief Financial Officer SRI/Surgical Express, Inc. (813) 891-9550	FOR IMMEDIATE RELEASE

SRI SURGICAL REPORTS

FIRST QUARTER 2007 FINANCIAL RESULTS

TAMPA, FL— Monday, May 7, 2007 — SRI/Surgical Express, Inc. (Nasdaq: STRC), a leading provider of reusable and disposable surgical products and services for the healthcare industry, today announced financial results for the first quarter ended March 31, 2007.

For the first quarter of 2007, SRI Surgical reported total revenue of $23,377,000, a decrease of $129,000 from the first quarter of 2006. Net loss for the first quarter of 2007 was $589,000 or $0.09 per basic and diluted common share compared to net loss of $278,000, or $0.04 per basic and diluted common share reported for the first quarter of 2006. The first quarter 2007 net loss included $293,000, net of tax, or $0.05 per common share of severance and recruiting charges relating to the replacement of the Chief Executive Officer.

SRI Surgical Chairman of the Board N. John Simmons stated, “We are in a transition phase. We are completing our search for a Chief Executive Officer and we are beginning to implement our consulting firm’s recommendations.”

About SRI Surgical

SRI Surgical (www.srisurgical.com) provides central processing and supply chain management services to hospitals and surgery centers across the United States. SRI Surgical serves hospitals and surgery centers in 19 states from 10 reprocessing facilities, one disposable products facility, and four distribution centers located throughout the United States.

Forward-Looking Statements

The statements in this press release that are not historical, including statements regarding SRI Surgical’s beliefs, expectations, and strategies, constitute “forward looking statements” within the meaning of the federal securities laws. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements. Important factors that could cause the differences are discussed in SRI Surgical’s reports on Forms 10-Q, 10-K, and 8-K that the Company periodically files with the Securities and Exchange Commission. These factors include SRI Surgical’s sales process and market acceptance of its products and services, SRI Surgical’s capital needs, its dependence on significant customers and a significant supplier, risks of a new product offering, and the competitive healthcare marketplace. SRI Surgical does not undertake to update any forward-looking statements in this press release. Copies of SRI Surgical’s SEC filings, including its annual report on Form 10-K and quarterly reports on Form 10-Q, may be obtained by contacting SRI Surgical’s investor relations department at 813.891.9550 or at the Investors section of the SRI Surgical Website at www.srisurgical.com.

SRI/SURGICAL EXPRESS, INC.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended March 31,
	2007	2006
Revenues	$23,377	$23,506
Cost of revenues	18,008	17,624

Gross profit	5,369	5,882

Distribution expenses	1,571	1,577
Selling and administrative expenses	4,351	4,535

Loss from operations	(553)	(230)

Interest expense, net	333	282

Loss before income taxes	(886)	(512)

Income tax benefit	(297)	(234)

Net loss	$(589)	$(278)

Basic loss per common share	$(0.09)	$(0.04)

Weighted average common shares outstanding, basic	6,357	6,336

Diluted loss per common share	$(0.09)	$(0.04)

Weighted average common shares outstanding, diluted	6,357	6,336

SRI/SURGICAL EXPRESS, INC.

Condensed Balance Sheets

(In thousands)

	As of March 31, 2007	As of December 31, 2006
	(unaudited)
Cash and cash equivalents	$207	$283
Accounts receivable, net	14,736	11,390
Inventories, net	7,656	6,715
Prepaid expenses and other assets, net	3,050	2,641
Reusable surgical products, net	20,896	20,954
Property, plant and equipment, net	32,145	32,371

Total assets	$78,690	$74,354

Note payable to bank	$5,519	$2,497
Accounts payable	8,728	6,863
Accrued expenses	4,741	4,326
Mortgage payable	4,465	4,524
Bonds payable	7,555	7,720
Deferred tax liability, net	1,409	1,706

Total liabilities	32,417	27,636
Shareholders’ equity	46,273	46,718

Total liabilities and shareholders’ equity	$78,690	$74,354